Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

On November 2, 2022 (the “Transaction Date”), Vyant Bio, Inc. (the “Company”), a Delaware corporation, completed the sale of its vivoPharm US operations, vivoPharm LLC (“LLC”) (the transaction being referred to the “LLC Sale”).

The unaudited pro forma condensed consolidated balance sheet has been derived from the Company’s historical consolidated financial statements and give effect to the LLC Sale. In December 2021, the Company’s Board of Directors approved a plan to sell vivoPharm Pty Ltd and related subsidiaries (“vivoPharm”) to focus the Company on the development of neurological developmental and degenerative disease therapeutics. LLC is a wholly-owned subsidiary of vivoPharm Pty Ltd., which is a wholly owned subsidiary of the Company. The Company classified the vivoPharm business as held for sale as of December 31, 2021, and, given the significance of the vivoPharm business, combined with the change in the Company’s strategy, the Company classified the business as discontinuing operations.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2022 reflects the Company’s financial position as if the LLC Sale had occurred on June 30, 2022.

The unaudited pro forma condensed consolidated balance sheet has been prepared based upon the best available information and management estimates and are subject to assumptions and adjustments described below and in the accompanying notes to those financial statements. They are not intended to be a complete presentation of the Company’s financial position had the LLC Sale occurred as of June 20, 2022. In addition, the unaudited pro forma condensed consolidated balance sheet is provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s financial condition had the LLC Sale been completed on June 30, 2022. The actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Management believes these assumptions and adjustments are reasonable, given the information available at the filing date. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with our historical consolidated financial statements and accompanying notes.

The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and best reflect the LLC Sale on Vyant Bio’s financial condition. The adjustments included within the “Transaction Accounting Adjustments” column of the unaudited pro forma condensed consolidated financial statements are consistent with the guidance for discontinued operations under U.S. generally accepted accounting principles (“GAAP”) . The Company’s current estimates on a discontinued operations basis are preliminary and could change as the Company finalizes discontinued operations accounting to be reported in the Company’s 2022 Annual Report on Form 10-K.

The unaudited pro forma condensed consolidated balance sheet has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2022

(Shares and USD in Thousands)

	Historical	Transaction Accounting Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$11,702	$3,823	(a, b, c, d)	$15,525
Trade accounts and other receivables	484			484
Inventory	437			437
Prepaid expenses and other current assets	1,524			1,524
Assets of discontinuing operations - current	2,101	(863)	(f)	1,238
Total current assets	16,248	2,960		19,208
Non-current assets:
Fixed assets, net	1,101			1,101
Operating lease right-to-use assets, net	1,691			1,691
Long-term prepaid expenses and other assets	1,154			1,154
Assets of discontinuing operations - non-current	6,617	(6,206)	(f)	411
Total non-current assets	10,563	(6,206)		4,357
Total Assets	$26,811	$(3,246)		$23,565

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,040	$		$1,040
Accrued expenses	1,334			1,334
Deferred revenue	72			72
Obligations under operating leases, current portion	293			293
Obligation under finance lease, current portion	161			161
Liabilities of discontinued operations - current	4,607	(1,223)	(f)	3,384
Total current liabilities	7,507	(1,223)		6,284

Obligations under operating leases, less current portion	1,463			1,463
Obligations under finance leases, less current portion	217			217
Long-term debt	57			57
Liabilities of discontinued operations - non-current	780	(657)	(f)	123
Total Liabilities	10,024	(1,880)		8,144

Stockholders’ Equity
Preferred stock	-			-
Common stock and additional paid-in capital	110,630			110,630
Cumulative translation adjustment	(62)			(62)
Accumulated deficit	(93,781)	(1,365)	(e)	(95,146)
Total Stockholders’ Equity	16,787	(1,365)		15,422

Total Liabilities and Stockholders’ Equity	$26,811	$(3,246)		$23,565

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Vyant Bio, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The unaudited pro forma condensed consolidated balance sheet includes the following adjustments:

(a)	Reflects the estimated net incremental cash to be received from the sales proceeds of the LLC Sale

(b)	Reflects estimated cash restructuring costs of $625 thousand associated with the LLC Sale to be incurred by the Company

(c)	Reflects additional tax liabilities of $561 thousand expected to be incurred as a result of the LLC Sale

(d)	Reflects $558 thousand of estimated costs related to the LLC Sale of which $32 thousand were incurred as of June 30, 2022. These costs primarily relate to investment banker fees, legal fees, third-party consulting and contractor fees, and other costs directly related to the LLC Sale.

(e)	Reflects the effect on total stockholders’ equity of the adjustments described in notes (a) through (d) above.

(f)	Reflects the LLC Sale, excluding $357 thousand of LLC liabilities that will be retained by the Company and classified within discontinuing operations.

In connection with the LLC Sale, the parties entered into a Transition Services Agreement whereby the Company will provide certain post-closing services on a transitional basis. It is not expected that these services will be material to the Company.